Filed Pursuant to Rule 424(b)(3)
File Number 333-139880

PROSPECTUS SUPPLEMENT NO. 6

Prospectus Supplement dated March 5, 2007
to Prospectus Declared Effective on January 24, 2007
(Registration No. 333-139880)
As Supplemented by that Prospectus Supplement No. 1 dated January 31, 2007, that Prospectus No. 2 dated February 12, 2007
that Prospectus Supplement No. 3 dated February 20, 2007,
that Prospectus Supplement No. 4 dated February 26, 2007,
and that Prospectus Supplement No. 5 dated March 1, 2007.

AURIGA LABORATORIES, INC.

This Prospectus Supplement No. 6 supplements our Prospectus dated January 24, 2007, the Prospectus Supplement No. 1 dated January 31, 2007, the Prospectus Supplement No. 2 dated February 12, 2007, the Prospectus Supplement No. 3 dated February 20, 2007, the Prospectus Supplement No. 4 dated February 26, 2007 and the Prospectus Supplement No. 5 dated March 1, 2007.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 6 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement No. 6 includes the attached Current Report on Form 8-K of Auriga Laboratories, Inc. filed on March 5, 2007 with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the trading symbol “ARGA.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is March 5, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

March 5, 2007

AURIGA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26013	84-1334687
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

2029 Century Park East, Suite 1130
Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

(678) 282-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5—CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On March 5, 2007, Auriga Laboratories, Inc. (the “Company”) issued a press release announcing the promotion of Alan Roberts to the position of Chief Scientific Officer of the Company, effective as of March 5, 2007. Mr. Roberts previously served as the Company’s Senior Vice President, Scientific Affairs. The press release announcing Mr. Roberts’ promotion is attached hereto as Exhibit 99.1.

        Since March 2006, Mr. Roberts has served as the Company’s Senior Vice President, Scientific Affairs. In this capacity, Mr. Roberts was the Company’s principal scientific advisor, responsible for development, regulatory, quality, compliance, medical affairs and manufacturing operations, where he reported directly to the Company’s Chief Operating Officer. In addition to his work for the Company, Mr. Roberts has a broad base of experience spanning more than 17 years in the pharmaceutical industry. From June 2000 until joining the Company, Mr. Roberts served in various capacities from director, regulatory, quality, and manufacturing to vice president, global manufacturing and development for First Horizon Pharmaceutical Corporation (NASDAQ: SCRX), where he established the regulatory, technical and development environments for that company’s transition from non-application, ethical pharmaceuticals to FDA-approved, application products. Prior to joining First Horizon Pharmaceutical Corporation, Mr. Roberts served as vice president, research and development, for Mikart, Inc., a private, pharmaceutical contract manufacturer, where he was instrumental in establishing that company’s development program and achieving FDA application approvals. Mr. Roberts’ prior experience also includes key management positions in regulatory and development with Solvay Pharmaceuticals, Inc. and the Medical University of South Carolina’s Pharmaceutical Development Center, respectively. Mr. Roberts holds a B.S. in Microbiology from Clemson University.

        The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Roberts in connection with his appointment as Chief Scientific Officer. Under the Employment Agreement, Mr. Roberts will receive an annual base salary of Two Hundred Five Thousand Dollars ($205,000.00). The Employment Agreement also provides that Mr. Roberts will be eligible to earn a bonus from the Company based on individual and Company performance, with an annual target payout of forty percent (40%) of his base salary. Mr. Roberts will also be eligible to participate in the Company’s employee benefit programs (including medical, dental and other insurance programs) generally available to all full-time employees of the Company, and will also be eligible for a monthly car allowance.

        Concurrent with his execution of the Employment Agreement, on March 1, 2007, the board of directors of the Company approved the issuance to Mr. Roberts of a non-statutory stock option (the “Stock Option Agreement”) to purchase two hundred seventy-five thousand (275,000) shares of the Company’s common stock under its 2007 Stock Option Plan. The Stock Option Agreement provides for an exercise price of $1.24 per share, which is equal to the closing price as reported on the OTC Bulletin Board on the date of grant. The option vests as follows: (a) one-forth (1/4) of the option is exercisable on the first anniversary of the date of grant; and (b) subject to Mr. Roberts’s continued employment by the Company, 1/48th of the remaining number of shares of common stock subject to the option shall vest each month thereafter.

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        The Employment Agreement also contains severance provisions and other covenants.

        In conjunction with his employment as Chief Scientific Officer, Mr. Roberts has also executed the Company’s standard indemnification agreement for directors and officers of the Company (“Indemnification Agreement”), which provides, among other things, that the Company will indemnify Mr. Roberts, under the circumstances set forth therein, for defense expenses, damages, judgments, fines and settlements incurred by him in connection with actions or proceedings to which he may be a party as a result of his position as an officer of the Company, and otherwise to the full extent permitted under the Company’s bylaws and state law.

        The foregoing descriptions of the Employment Agreement, Stock Option Agreement and Indemnification Agreement are subject to, and qualified in their entirety by, the Employment Agreement, Stock Option Agreement and Indemnification Agreement, respectively. The Employment Agreement, Stock Option Agreement and Indemnification Agreement are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and the terms thereof are incorporated herein by reference.

SECTION 9—FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit Number	Document

10.1	Employment Agreement dated as of March 2, 2007 entered into between Auriga Laboratories, Inc. and Alan Roberts.

10.2	Notice of Stock Option Grant issued by Auriga Laboratories, Inc. to Alan Roberts on March 2, 2007.

10.3	Indemnification Agreement dated March 2, 2007 entered into between Auriga Laboratories, Inc. and Alan Roberts.

99.1	Press Release of Auriga Laboratories, Inc. dated March 5, 2007.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURIGA LABORATORIES, INC.

Date: March 5, 2007	By: /s/ Charles R. Bearchell
Charles R. Bearchell
Chief Financial Officer

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EMPLOYMENT AGREEMENT

        This Employment Agreement (“Agreement”) is made between ALAN ROBERTS (the “Employee” or “you”) and AURIGA LABORATORIES, INC., a Delaware corporation, along with its subsidiaries, parents, affiliated entities, and includes its successors and assigns or any such related entities (the “Company”). In consideration set forth below, both parties agree as follows:

1.     Term of Employment. Your employment under this Agreement shall commence on March 5, 2007, and this Agreement shall commence as of that date. The parties expressly understand that nothing in this Agreement is a guarantee or assurance of employment for any specific period of time. Rather, you understand that you are an at-will employee, and that the Company may terminate your employment at any time, and you are similarly free to resign at any time. The parties also expressly understand that the terms and conditions in Section 3 below do not guarantee employment for any specific period of time or otherwise alter your at-will employment status but are solely included to set forth amounts and benefits potentially available to you at the cessation of your employment.

2.     Nature of Duties. You shall hold the position of “Chief Scientific Officer” and shall receive future wages and employment benefits, payment of which during the period of your employment is a condition of this Agreement. You shall also devote your full business time and effort to the performance of your duties for the Company, which you shall perform faithfully and to the best of your ability. During your employment, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or as a shareholder owning more than five percent of the stock of any other corporation, without the prior written approval of the Company’s Board of Directors. You shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time-to-time.

3.     Compensation and Related Matters. In consideration of your execution of this Agreement, you shall be entitled to the following:

    a.       Base Salary. The Company shall pay you a base salary at a gross annual rate of $205,000.00. Base salary shall be paid bi-weekly.

    b.       Monthly Car Allowance. The Company shall pay you a monthly car allowance which amount shall be determined in the sole discretion of the board of directors.

    c.       Bonus: The Company has an executive incentive program. You will be eligible to participate in this incentive program beginning in 2007 once approved by the Company’s Board of Directors. Your target bonus will be up to 40% base salary based on individual and company performance.

    d.        Common Stock. You acknowledge that, prior to the execution of this Agreement, you had no right to any option shares of the Company’s Common Stock that had not vested by the time of your employment termination, in the event that you are terminated, and that such unvested shares would be forfeited on the date your employment is terminated. As consideration for the execution of this Agreement, all option shares that have been granted to you which have not vested as of your employment termination shall automatically vest on your termination date, as described in the applicable stock option agreement, provided your employment is terminated by the Company without Cause. You shall not be entitled to this benefit should you terminate your employment with the Company, regardless of the reason, or if the Company terminates your employment with Cause. For purposes of this Agreement, “Cause” shall mean: (1) your failure or refusal to follow the Company’s reasonable and lawful directions or your material failure or refusal to perform your essential duties (other than by reason of physical or mental illness, injury, or condition); (2) your material failure or refusal to comply with Company policies; (3) your engaging in conduct that is or may be unlawful or disreputable, to the possible detriment of the Company’s or your own reputation in the industry; or (4) your breach of this Agreement.

    e.       Taxes. The Company shall withhold taxes from payments it makes pursuant to this Agreement as required by applicable law.

    f.       Non-qualified Stock Option Grant. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 275,000 shares of the Company’s Common Stock on a post-split basis. The exercise price per share will be equal to the closing price of the Company’s common stock on the OTC Bulletin Board on the date of grant. The option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Plan, as described in that Plan and the applicable stock option agreement. The option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in three equal yearly installments over the following three years of service, as described in the applicable stock option agreement.

    g.       Indemnification. The Company will indemnify you for your actions in good-faith on behalf of the Company pursuant to the Company’s standard form indemnification agreement.

    h.        You acknowledge the receipt and sufficiency of this consideration

4.     Existing Agreement. The Company and you agree that this Agreement shall supersede in its entirety any prior agreements you may have executed with the Company, so that such terms and conditions shall have no further force or effect as of the effective date of this Agreement.

5.     Conflict of Interest. You acknowledge you have not entered into, and you agree you will not enter into, any agreement, either written or oral, in conflict with this Agreement or your employment with Company. You also acknowledge you will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose your own or any third party’s confidential information or intellectual property when acting within the scope of your employment or otherwise on behalf of Company. Further, you have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by you.

6.     Company Ownership. Company shall own all right, title and interest (including patent rights, copyrights, Trade Secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of your employment with Company to and only to the fullest extent allowed by law (collectively “inventions”), and you will promptly disclose all inventions to Company. You hereby made all assignments necessary to accomplish the foregoing. You shall further fully and promptly assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. You hereby irrevocably designate and appoint Company as your agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in your behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by you. Without limiting Section 5 or Company’s other rights and remedies, if, when acting within the scope of your employment, or otherwise on behalf of Company, you use or (except pursuant to this Section 6) disclose your own or any third party’s confidential information or intellectual property (or if any invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and you hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sub-licensable right and license to exploit and exercise all such confidential information and intellectual property rights.

7.     To the extent allowed by law, Section 6 includes all rights of integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent you retain any such Moral Rights under applicable law, you hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. You will confirm any such ratifications, consents and agreements from time to time as requested by Company.

8.     Proprietary Information. You agree that all inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) you develop, learn or obtain during the term of your employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” Proprietary Information shall be promptly and fully disclosed by you to the Company and shall be the exclusive property of the Company as against you and your successors, heirs, devisees, legatees and assigns. You hereby assign to the Company your entire right, title, and interest therein and shall promptly deliver to the Company all papers, drawings, models, data, and other material relating to any of the foregoing Proprietary Information conceived, made, developed, created or reduced to practice by you as aforesaid. Upon termination of your employment, you will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that you may keep your personal copies of: (i) your compensation records; (ii) materials distributed to shareholders generally; and (iii) this Agreement. You also recognize and agree to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, e-mail messages and voice messages) and that your activity and any files or messages on or using any of those systems may be monitored at any time without notice.

9.     Restrictive Covenants.

    a.        Definitions:

        (1)        “Company’s Business” means the highly competitive business of developing, manufacturing, marketing, distributing, and/or selling pharmaceutical products and acquiring pharmaceutical products for the development of new reformulations, applications, and/or enhanced clinical benefits.

        (2)        “Competitive Business(es)” include any firm, partnership, joint venture, corporation and/or any other entity and/or person, and/or any licensee of such entity, that engages in the Company’s Business.

        (3)        “Confidential Information” means information about the Company and its Customers, Customer Prospects, and/or Vendors that is not generally known outside of the Company, which you will learn of in connection with your employment with the Company. Confidential Information may include, without limitation: (1) the Company’s business policies, finances, and business plans; (2) the Company’s financial projections, including but not limited to, annual sales forecasts and targets and any computation(s) of the market share of Customers and/or Customer Prospects; (3) sales information relating to the Company’s product roll-outs; (4) customized software, marketing tools, and/or supplies that you will be provided access to by the Company and/or will create; (5) the identity of the Company’s Customers, Customer Prospects, and/or Vendors (including names, addresses, and telephone numbers of Customers, Customer Prospects, and/or Vendors); (6) any list(s) of the Company’s Customers, Customer Prospects, and/or Vendors; (7) the account terms and pricing upon which the Company obtains products and services from its Vendors; (8) the account terms and pricing of sales contracts between the Company and its Customers; (9) the proposed account terms and pricing of sales contracts between the Company and its Customer Prospects; (10) the names and addresses of the Company’s employees and other business contacts of the Company; (11) the techniques, methods, and strategies by which the Company develops, manufactures, markets, distributes, and/or sells any of the products described in Section 9.a.(1) and (12) Proprietary Information described in Section 8 above.

        (4)        “Customers” means any firm, partnership, corporation and/or any other entity and/or person that purchased or purchases from the Company any of the products generally described in Section 9.a.(1)

        (5)        “Customer Prospects” means any firm, partnership, corporation and/or any other entity and/or person reasonably expected by the Company to be likely to purchase from the Company any of the products described in Section 9.a.(1)

        (6)        “Material Contact” means personal contact, including, but not limited to, contact made in person, by phone, or through correspondence via mail, facsimile, or electronic mail, or the supervision of the efforts of those who have direct personal contact with Customers, Customer Prospects, or Vendors in an effort to initiate or further a business relationship between the Company and such Customers, Customer Prospects, or Vendors.

        (7)        Your “Job Duties” are those duties you have performed during the twelve (12) months preceding the execution date of this Agreement, or since you commenced your employment with the Company if less than twelve (12) months, as well as those duties as may from time-to-time reasonably be prescribed by the Company during the period of your employment with the Company.

        (8)        “Territory” means the United States.

        (9)        “Trade Secrets” means Confidential Information which meets the additional requirements of the Delaware Uniform Trade Secrets Act (“DUTSA”), 6 DEL. CODE ANN. §§ 2001-2011, and/or under any other applicable law.

        (10)        “Vendors” means any individual and/or entity that provides goods and services to the Company.

    b.        You agree that your work for the Company will bring you into close contact with many of the Company’s Customers, Customer Prospects, Vendors, Trade Secrets, and Confidential information. You further agree that the covenants in this Section 9 are reasonable and necessary to protect the Company’s legitimate business interests and its Customer, Customer Prospect, and/or Vendor relationships, Trade Secrets, and Confidential Information.

    c.        You further agree that, due to your position, your engaging in any activity that may breach this Agreement is likely to cause the Company great, immediate and irreparable harm.

    d.        Duty of Confidentiality. You agree that, during your employment with the Company and for a period of two (2) years following the termination of such employment for any reason, you shall not directly or indirectly divulge or make use of any Confidential Information outside of your employment with the Company (so long as the information remains confidential) without the prior written consent of the Company. You shall not directly or indirectly misappropriate, divulge, or make use of Trade Secrets for so long as the information remains a Trade Secret as defined by the DUTSA and/or any other applicable law. You further agree that, if you are questioned about information subject to this agreement by anyone not authorized to receive such information, you will notify the Company within 24 hours. You acknowledge that applicable law may impose longer duties of non-disclosure, especially for Trade Secrets, and that such longer periods are not shortened by this Agreement.

    e.        Return of Confidential Information And Company Property. You agree to return all Confidential Information and/or Trade Secrets within three (3) calendar days following the termination of your employment for any reason. To the extent you maintain Confidential Information and/or Trade Secrets in electronic form on any computers or other electronic devices owned by you, you agree to irretrievably delete all such information and to confirm under penalty of perjury the fact of deletion in writing within three (3) calendar days following termination of employment with the Company for any reason. You also agree to return all Company property in your possession at the time of the termination of the employment with the Company, including but not limited to all documents, records, tapes, and other media of every kind and description relating to the Company’s Business and its Customers, Customer Prospects, and/or Vendors, and any copies, in whole or in part, whether or not prepared by you, all of which shall remain the sole and exclusive property of the Company.

    f.        Non-Competition. You covenant and agree that, during the term of your employment with the Company and for twelve (12) months after the termination thereof, regardless of the reason for the employment termination, you will not, directly or indirectly, anywhere in the Territory, on behalf of any Competitive Business perform the same or substantially the same Job Duties.

    g.        Non-Solicitation of Customers, Customer Prospects, and Vendors. You covenant and agree that, during the term of your employment with the Company and for twelve (12) months after the termination thereof, regardless of the reason for the employment termination, you will not, directly or indirectly, solicit or attempt to solicit any business from any of the Company’s Customers, Customer Prospects, or Vendors with whom you had Material Contact during the last two (2) years of your employment with the Company.

    e.        Non-Solicitation of Employees. You covenant and agree that, during the term of your employment with the Company and for twelve (12) months after the termination thereof, regardless of the reason for the employment termination, you will not, directly or indirectly, on your own behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any non-clerical employee of the Company with whom you had personal contact or supervised while performing your Job Duties, to terminate their employment relationship with the Company.

10.     At-Will Status. You acknowledge and agree that nothing in this Agreement is a guarantee or assurance of employment for any specific period of time. Rather, you understand that you are an at-will employee and that the Company may terminate your employment at any time for any reason. You are similarly free to resign at any time for any reason.

11.     Severance Benefits. If the Company terminates your employment without Cause, you shall also receive Severance Benefits for no less than 6 months (in an amount equal to your then base salary over such time period less applicable withholdings) in exchange for your execution and delivery to the Company of the General Release attached as Exhibit A hereto. You shall not be entitled to Severance Benefits if the Company terminates your employment with Cause or if you resign from the Company for any reason.

12.     Termination of Benefits. You acknowledge that the restrictive covenants contained in Section 9 are integral to this Agreement and that, if you engage in any activities prohibited by Section 9, the vesting of any option shares of the Company’s Common Stock shall be voided at the time of your breach of this Agreement, even if the Arbitrator(s) does not enforce the restrictive covenants above due to overbreadth. Further, if you engage in any activities prohibited by Section 9 and are receiving Severance Benefits, the Company shall be entitled to cease such payments at the time of your breach of this Agreement.

13    Governing Law and Remedies. In addition to any other remedies at law or in equity it may have, each party shall be entitled to seek equitable relief, including injunctive relief and specific performance, in connection with a breach of the provisions of this Agreement. The parties acknowledge and agree that they are bound by their arbitration obligations under Exhibit Battached hereto, which the parties also hereby agree to execute contemporaneously and is an integral part of this Agreement. The parties agree and acknowledge that all provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware exclusively and without reference to principles of conflict of laws. The Federal Arbitration Act (“FAA”) will supersede state laws to the extent inconsistent. The Arbitrator(s) shall have no authority to apply the law of any other jurisdiction.

        /AR/         Your initials to acknowledge agreement to Governing Law and Remedies provision in Section 13.

14.     Construction of Agreement. The covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any single covenant or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement. In the event the Arbitrator(s) should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be modified and enforced to the extent reasonable, whether said modifications are in time, territory, or scope of prohibited activities.

15.     Entire Agreement. This Agreement, which includes Exhibits A and B, represents the entire understanding between the Company and you on the matters addressed herein and may not be modified, changed or altered by any promise or statement by the Company, other than in writing signed by you and an authorized representative of the Company. The waiver by the Company a breach of any provision of this Agreement by any employee shall not be construed as a waiver of rights with respect to any subsequent breach by you.

You acknowledge that you have carefully read and understand the provisions of this Agreement, and understand that you have the right to seek independent advice at your expense or to propose modifications prior to signing the Agreement and have negotiated proposed modifications to the extent you deemed necessary. Nothing contained in this Agreement creates a contractual right to a continued employment for a definite term. You represent and warrant that you have entered into this Agreement voluntarily and after consulting with whomsoever you wished.

Executed this 2nd day of March, 2007.
                       (day)          (month)

/s/ Alan Roberts	By: /s/ Philip S. Pesin
ALAN ROBERTS	AURIGA LABORATORIES, INC.
Title: Chief Executive Officer

EXHIBIT B —ARBITRATION CLAUSE

    (1)        In consideration of the benefits described in the Employment Agreement executed by ALAN ROBERTS (the “Employee” or “you”) and AURIGA LABORATORIES, INC., a Delaware corporation, along with its subsidiaries, parents, joint ventures, affiliated entities, and includes its successors and assigns or any such related entities (collectively the “Company”) on the same date hereto and into which this Exhibit B is incorporated, (“Agreement”), the Company and you hereby agree that any controversy or claim arising under federal, state and local statutory or common or contract law between the Company and you involving the construction or application of any of the terms, provisions, or conditions of the Agreement, including, but not limited to, breach of contract, tort, and/or fraud, must be submitted to arbitration on the written request of either party served on the other. Arbitration shall be the exclusive forum for any such controversy. For example, if the Company and you have a dispute concerning the interpretation or enforceability of one or more restrictive covenants, the parties will resolve the dispute exclusively through arbitration. The Arbitrator’s decision shall be final and binding on both parties.

    (2)        If any claim or cause of action at law or in equity is filed by either party in any state or federal court which results in arbitration being compelled and/or the claim or cause of action being dismissed, stayed, and/or removed to arbitration pursuant to this Agreement, the party who instituted the claim or cause of action in state or federal court, either wholly or in substantial part, shall, at the discretion of the Arbitrator(s), reimburse the respondent for its reasonable attorneys’ fees, costs, and necessary disbursements to the extent permitted by law, in addition to any other relief to which it may be entitled, related to the state or federal court claim or action.

    (3)        Excluding the initial filing fee, which shall be borne by the claimant, the cost of arbitration shall be borne by the Company, unless the Arbitrator determines that any claim(s) brought by you was/were wholly frivolous or fraudulent. If an arbitration or any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party, either wholly or in substantial part, shall, at the discretion of the Arbitrator, be entitled to its reasonable attorneys’ fees, costs, and necessary disbursements to the extent permitted by law, in addition to any other relief to which it may be entitled.

    (4)        The arbitration will be conducted in Atlanta, Georgia and all claims shall be submitted to and administered by the American Arbitration Association’s Southeast Case Management Center in Atlanta, Georgia.

    (5)        The arbitration shall comply with and be governed by the American Arbitration Association’s Commercial Arbitration Rules (“Rules”) effective as of the execution date below, to the extent such Rules are not contrary to the express provisions of this Agreement. The parties also agree that the American Arbitration Association Optional Rules for Emergency Measures of Protection (“Emergency Rules”) shall apply to proceedings brought by either party. The above Rules and Emergency Rules can be found at the following page of the American Arbitration Association’s website, www.adr.org: http://www.adr.org/sp.asp?id=22440. You acknowledge that you should read these Rules and Emergency Rules and that it is your responsibility to be familiar with them prior to signing the Agreement. If you are unable to access the Rules and/or Emergency Rules at the above website, you should request a copy of them from a Company official prior to signing the Agreement.

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    (6)        The parties agree and acknowledge that all provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware exclusively and without reference to principles of conflict of laws. The Federal Arbitration Act (“FAA”) will supersede state laws to the extent inconsistent. Any claim(s) involving the construction or application of this Agreement must be submitted to arbitration within the statute of limitations period for such claim(s) under Delaware state law and shall be dismissed if the statute of limitations period is not met. The Arbitrator(s) shall have no authority to apply the law of any other jurisdiction.

    (7)        The dispute shall be heard and determined by one Arbitrator, unless both parties mutually consent in writing signed by you and an authorized representative of Company to a panel of three (3) Arbitrators. Unless both parties mutually consent otherwise, the parties agree and request that the Arbitrator(s) issue a reasoned award in accordance with Commercial Arbitration Rule R-42(b).

        WE UNDERSTAND THAT BY SIGNING THIS AGREEMENT WE ARE GIVING UP OUR RESPECTIVE RIGHTS TO A JURY TRIAL.

Executed this 2nd day of March, 2007.
                       (day)          (month)

/s/ Alan Roberts	By: /s/ Philip S. Pesin
ALAN ROBERTS	AURIGA LABORATORIES, INC.
Title: Chief Executive Officer

Page ii of ii

EXHIBIT A

GENERAL RELEASE AND SEVERANCE AGREEMENT

        AURIGA LABORATORIES, INC., a Delaware corporation, (the “Company”), and ALAN ROBERTS (the “Employee”), of_____________________________, hereby enter into this General Agreement and Severance Agreement (“Agreement”) and agree as follows:

1.     Separation Date. The parties agree that Employee’s last day of employment with the Company is___________________________ (the “Separation Date”).

2.     Effective Date. Employee may accept this Agreement only by signing, initialing each page, and dating this Agreement in the spaces provided and delivering the Agreement to Auriga Laboratories, Inc., Attention: ______________________________________________________ _____________________________________________________, so that the Company receives it no later than the Company’s normal close of business on the later of (a) the twenty-sixth (26th) day following the Separation Date, or (b) if the twenty-sixth (26th) day following the Separation Date is a Saturday, Sunday, or legal holiday, the next day that is not a Saturday, Sunday, or legal holiday. The “Effective Date” of this Agreement shall be ten (10) days after the date on which Employee signs and timely delivers the Agreement pursuant to this Section, so long as Employee has not revoked the Agreement pursuant to Section 3, below.

3.     Revocation. Employee has seven (7) days after executing and delivering this Agreement in which to revoke this Agreement. If Employee chooses to revoke, Employee must give notice of Employee’s decision in writing, delivered to Auriga Laboratories, Inc., Attention: ____________________________________________________________________ by facsimile (______________________) and registered mail, with the Company receiving the notice within seven (7) days of the date of Employee’s execution. If Employee revokes, Employee understands Employee will not receive any of the benefits described herein.

4.     Separation Benefits. Although Employee is not otherwise entitled to benefits under this Section 4 and provided that Employee satisfies the conditions of this Agreement and does not revoke this Agreement, the Company will do the following:

        (a)     Pay to Employee the gross amount of $______________________, which equals six (6) months of severance pay at a rate of $_________________per week (“Separation Benefits”). This amount, less legal deductions, will be paid in accordance with Employee’s current pay schedule for a period from ___________________ to ___________________ (the “Severance Pay Period”), provided that the first payment shall not be made until after the expiration of the revocation period, and which first payment will include any missed payments between the first payment due date and the expiration of the revocation period.

        (b)     Employee will cease to be eligible to participate under any bonus, incentive compensation, commission, medical, vision, dental, life insurance, retirement, and other compensation or benefit plans of the Company or any affiliate on the Separation Date. Thereafter, Employee will have no rights under any of those plans, except as follows:

            i)     If Employee was enrolled in the Company’s medical, vision, and/or dental plans on the Separation Date, Employee may elect to continue Employee’s participation and that of Employee’s qualified dependents in those plans in accordance with the federal law known as “COBRA.” If Employee does so by signing and returning the COBRA election form in a timely manner, then, through the end of the Severance Pay Period, or, if earlier, until the date Employee begins new employment (including without limitation self-employment or engaging in an enterprise as a sole proprietor or partner), if Employee is eligible to participate in group medical and dental plans in connection with such new employment, the Company will contribute to the premium cost of Employee’s coverage and that of Employee’s qualified dependents under its medical, vision, and dental plans at the same rate that it contributes to the premium cost of coverage of active employees and their qualified dependents. To be eligible for these premium contributions, however, Employee must pay the remainder of the premium costs by deductions from Employee’s severance payments.After the Severance Pay Period when the Company’s contributions end, Employee may continue coverage for the remainder of the COBRA period, if any, by paying the full premium cost plus an administrative fee.

            ii)     Employee will retain vested benefits under all qualified retirement plans of the Company, and all rights associated with such benefits, as determined under the official terms of those plans.

        (c)     Employee is responsible for paying any taxes on amounts Employee receives in connection with this Agreement. Employee agrees to indemnify and hold harmless the Company for all expenses, penalties, or interest charges the Company incurs as a result of not paying taxes on, or withholding taxes from, amounts paid under this Agreement. Employee further agrees not to make any claim against the Company or any other person based on how the Company reports amounts paid under this Agreement to tax authorities, or if an adverse determination is made as to the tax treatment of any amounts payable under this Agreement. In addition, Employee understands and agrees that the Company has no duty to try to prevent such an adverse determination.

5.     Complete Agreement

        (a)    Claims Released by Employee: In consideration of the Separation Benefits set forth in Section 4, the Employee irrevocably and unconditionally releases all the Claims defined herein that Employee may now have against the Released Parties defined in Section 5.(b), except that Employee is not releasing any Claim that relates to: (1) Employee’s right to enforce this Agreement, or (2) any rights or claims that arise after Employee signs this Agreement. Subject only to the exceptions just noted, Employee is releasing all known and unknown claims, promises, causes of action, or similar rights of any type that Employee may have with respect to any Released Parties (“Claims”). Employee understands that the Claims Employee is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

Anti-discrimination statutes, such as, but not limited to, the Age Discrimination in Employment Act (“ADEA”) and Executive Order 11,141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination and harassment based on race, color, national origin, religion, gender, pregnancy, and prohibits retaliation; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; Section 1981 of the Civil Rights Act of 1866, which prohibits discrimination on the basis of race, color or national origin and any other federal, state, or local laws prohibiting employment discrimination.

Federal employment statutes, such as, but not limited to, the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993 (“FMLA”), which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Actions relating to the Company’s business and/or your purchase and ownership of Company equity, such as, but not limited to, actions and claims brought under any federal, state, or local law, including without limitation: (i) any of the Company representations, warranties, obligations, duties or covenants arising under any agreement pursuant to which you were granted a right to acquire or actually acquired the Company’s securities or under any rights you may have as a stockholder of the Company; (ii) the operating or financial performance of the Company, including but not limited to, the terms, conditions and circumstances of any capital-raising transaction or the failure to raise capital, or any acquisition or the failure to consummate an acquisition; (iii) the existence or execution of, or failure to execute, any element of the Company business plans, financing plans, or strategies, or any amendment, revision, modification or termination of such plans or strategies; and (iv) any claim of breach of fiduciary duty, breach of duty of care, breach of contract, negligence, mismanagement, malfeasance, negligent misrepresentation, fraud, fraud in the inducement and/or other tortious conduct.

Other laws and rights of action, such as, but not limited to, any federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, improper garnishment, assignment, or deduction from wages, health and/or safety violations, improper drug and/or alcohol testing, tort, physical or personal injury, emotional distress, fraud, negligence, negligent misrepresentation, defamation, abusive litigation, and similar or related claims.

Examples of released Claims include, but are not limited to, the following (except to the extent explicitly preserved by Section 5.(a) of this Agreement): (i) Claims that in any way relate to Employee’s employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay, including, but not limited to, claims arising under any express or implied employment contract; (ii) Claims that in any way relate to allegations of alleged racial or sexual harassment, race or gender or age discrimination, or retaliation; (iii) Claims that in any way relate to any state law tort causes of action, and (iv) any Claims to attorneys’ fees or other indemnities with respect to Claims Employee is releasing.

        (b)    Released Parties: The “Released Parties” are the Company, all current, future and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this Section, and their successors.

        (c)    Pursuit of Released Claims: Employee represents and warrants that he has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim this Agreement purports to waive, and Employee promises never to file or prosecute any lawsuit, complaint, or charge based on such claims. Should any governmental entity pursue a claim on Employee’s behalf, Employee shall request that the government cease immediately. Employee will not accept any monetary or other relief that any governmental entity or party may seek or obtain on Employee’s behalf from the Released Parties.

        (d)    Ownership of Claims: Employee represents and warrants that he has not assigned or transferred any Claim he is purporting to release, nor has Employee attempted to do so. Employee expressly represents and warrants that Employee has the full legal authority to enter into this Agreement for Employee and Employee’s estate, and does not require the approval of anyone else.

        (e)    FMLA Rights Honored: Employee agrees he has received all FMLA leave and other benefits to which Employee believes Employee is entitled, that he has no pending request for FMLA leave with the Company, nor has the Company mistreated Employee in any way on account of any illness or injury to Employee or any immediate family member.

        (f)    Unknown Claims: Employee understands that Employee is releasing the Released Parties from Claims that Employee may not know about. That is Employee’s knowing and voluntary intent, even though Employee recognizes that someday Employee might learn that some or all of the facts Employee currently believes to be true are untrue and even though Employee might then regret having signed this Agreement. Nevertheless, Employee is assuming that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights Employee might have under any law that is intended to protect Employee from waiving unknown claims. Employee understands the significance of doing so.

6.     False Claims Representations, Cooperation, and Promises: With this Agreement, Employee acknowledges that Employee has disclosed to the Company any information Employee has concerning any conduct involving the Company that Employee has any reason to believe may be unlawful. Employee promises to cooperate fully with Company in any investigation the Company undertakes into matters which occurred during Employee’s employment with Company. If requested by Company, Employee will promptly and fully respond to all inquiries from Company and its representatives relating to any claims or lawsuits which relate to matters which occurred during Employee’s employment with Company. Employee will not voluntarily participate in any proceeding, agency investigation, litigation or arbitration against the Company. If Employee is contacted to participate in any way in any claim or in any litigation at any time, Employee agrees to provide the Company’s General Counsel with prompt written notice, and in no event shall such notice be delivered to the Company later than one (1) day after receipt by Employee, thus providing the Company with the opportunity to object to and/or be present at or participate in the proceeding. This Section does not prohibit Employee’s participation as a witness if Employee is compelled to appear through an enforceable subpoena or an enforceable court order, but does require that Employee provide Company with notice and the opportunity to object and/or participate. Before Employee discloses any Company information or engages in any other activity that could possibly violate the promises Employee has made herein, Employee promises that Employee will discuss Employee’s proposed actions with the Company’s General Counsel, who will advise Employee whether the proposed actions would violate these promises.

7.     No Admission. Employee agrees not to assert that this Agreement constitutes an admission by the Released Parties of any guilt, wrongdoing, and/or liability, and Employee understands and agrees that the Released Parties expressly deny any guilt, wrongdoing, and/or liability.

8.     No Disparagement. Employee will not make any disparaging or defamatory statements, whether written or verbal, regarding the Company and any of its employees, compelled truthful testimony under oath being expressly excepted.

9.     No Waiver. Employee acknowledges and agrees that this Agreement shall not act as or constitute a waiver, release or compromise of any action, claim or cause of action which the Company may have against the Employee, whether now existing or hereafter arising, under this Agreement or otherwise.

10.     Governing Law and Remedies. In addition to any other remedies at law or in equity it may have, each party shall be entitled to seek equitable relief, including injunctive relief and specific performance, in connection with a breach of the provisions of this Agreement. The parties acknowledge and agree that they are bound by their arbitration obligations under Exhibit B attached hereto, which is an integral part of this Agreement. The parties agree and acknowledge that all provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware exclusively and without reference to principles of conflict of laws. The Federal Arbitration Act (“FAA”) will supersede state laws to the extent inconsistent. The Arbitrator(s) shall have no authority to apply the law of any other jurisdiction.

______ Your initials to acknowledge agreement to Governing Law and Remedies provision in Section 10.

11.     Confidential Agreement. Employee agrees that the terms of this Agreement are confidential. Unless required or otherwise permitted by law to do so, Employee will not disclose to others any information concerning the terms of the Agreement, the benefits paid under it or the fact of its payment, except that Employee may disclose this information to Employee’s immediate family members, Employee’s attorney, accountant or other professional advisor to whom the disclosure is necessary for them to provide professional services to Employee.

12. Notice.

        (a)       To the Company. Employee will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies Employee to use):

If Mailed: ______________________________________________________

If Faxed: ______________________________________________________

        (b)       To Employee. All communications from the Company to the Employee relating to this Agreement must be sent to the Employee in writing at his home address, which he is obligated and agrees to keep current with the Company.

13.    General

        (a)     This Agreement contains the entire agreement of the Company with Employee with respect to the matters contained herein. The parties further agree that no amendment or modification of this Agreement shall be valid or binding upon any of them unless made in writing and signed by all parties hereto.

        (b)     This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective heirs, administrators, representatives, executors, successors, transferees, attorneys, and assigns forever. This Agreement shall not be assignable by Employee but shall be freely assignable by the Company.

        (c)     The covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any single covenant or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement.

        (d)     This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Employee or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.

        (e)     This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

14.     Consideration of Agreement/ADEA Agreement Requirements Have Been Satisfied: Employee understands that this Agreement has to meet certain requirements to validly release any Age Discrimination in Employment Act (“ADEA”) claims Employee might have had, and Employee represents and warrants that all such requirements are satisfied. Employee acknowledges that, before signing this Agreement, Employee was given twenty-one (21) days to consider this Agreement. Employee further acknowledges that: (a) Employee took advantage of this period to consider this Agreement before signing it; (b) Employee carefully read this Agreement; (c) Employee fully understands it; (d) Employee’s entering into this Agreement has been knowing and voluntary (i.e., free from fraud, duress, coercion, or mistake of fact); (e) this Agreement is in writing and is understandable; (f) in this Agreement, Employee waives current ADEA claims; (g) Employee has not waived future ADEA claims; (h) Employee is receiving valuable consideration in exchange for execution of this Agreement that Employee would not otherwise be entitled to receive; and (i) the Company encouraged Employee in writing to discuss this Agreement with Employee’s attorney (at Employee’s own expense) before signing it, and that Employee did so to the extent Employee deemed appropriate. Employee further acknowledges that Employee has seven (7) days after executing and delivering this Agreement in which to revoke this Agreement by written notice as set forth in Section 3.

15.     General Consequences. Should Employee violate any provision of this Agreement, including and especially Employee’s restrictive covenant obligations set forth in his Employment Agreement the Employee executed on March 2, 2007, Employee shall not be entitled to any Separation Benefits, and the Company shall be entitled to cease such payments. In addition to any other remedies or relief that may be available, Employee also agrees to pay the reasonable attorneys’ fees and any damages the Company may incur as a result of Employee breaching a promise made in this Agreement (such as by Employee’s suing a Released Party over a released Claim) or if any representation made in this Agreement was false when made. Employee further agrees that the Company will be irreparably harmed by any actual or threatened violation of Section 11, that involves disclosure of the existence, terms, or amount payable under this Agreement, and that the Company will be entitled to an injunction prohibiting Employee from committing any such violation.

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF EMPLOYEE WISHES, EMPLOYEE SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 14, AND EMPLOYEE SHOULD CONSULT EMPLOYEE’S ATTORNEY.

AURIGA LABORATORIES, INC.
By: ___________________________ Date: __________________
EMPLOYEE:
________________________________ Date: __________________
ALAN ROBERTS
Social Security No: ________________

AURIGA LABORATORIES, INC.
2007 Stock Option Plan
NOTICE OF STOCK OPTION GRANT

Alan Roberts:

        You have been granted an option to purchase Common Stock (“Common Stock”) of Auriga Laboratories, Inc. (the “Company”) as follows:

Board Approval Date:	3/1/2007
Date of Grant:	3/1/2007
Vesting Commencement Date:	3/5/2007
Exercise Price Per Share:	1.24
Total Number of Shares Granted:	275,000
Type of Option:	NON-STATUTORY STOCK OPTION
Term/Expiration Date:	3/1/2017
Vesting Schedule:	The shares subject to the Option shall vest as follows: Twenty-five
Percent (25%) of the shares shall vest on the first anniversary of the
Vesting Commencement Date; so long as you remain in Continuous
Service with the Company, 1/48th of the total number of shares subject to the Option shall vest each month thereafter.
Termination Period:	This Option may be exercised for three months after termination of employment or consulting relationship except as set out in Sections 6 and 7 of the Stock Option Agreement (but in no event later than the
Expiration Date).

        By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the 2007 STOCK OPTION PLAN and the Stock Option Agreement, both of which are attached and made a part of this document.

GRANTEE	AURIGA LABORATORIES, INC.
/s/ Alan Roberts	By:/s/ Philip S. Pesin
Signature
Name: Philip S. Pesin
Alan Roberts
Print Name	Title: Chief Executive Officer

AURIGA LABORATORIES, INC.
2007 STOCK OPTION PLAN
STOCK OPTION AGREEMENT

        1.      Grant of Option.  Auriga Laboratories, Inc., a Delaware corporation (the “Company”), hereby grants to GRANTEE (“Optionee”) an option (the “Option”) to purchase a total number of shares of Common Stock (the “Shares”) set forth in the Notice of Stock Option Grant, at the exercise price per share set forth in the Notice of Stock Option Grant (the “Exercise Price”) subject to the terms, definitions and provisions of the Auriga Laboratories, Inc. 2007 Stock Option Plan (the “Plan”) adopted by the Company, which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option.

        If designated an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code.

        2.      Exercise of Option. This Option shall be exercisable during its Term in accordance with the Vesting Schedule set out in the Notice of Stock Option Grant and with the provisions of Sections 7 and 8 of the Plan as follows:

(a) Right to Exercise.

                                (i)     This Option may be exercised in whole or in part at any time after the Date of Grant, as to Shares which have not yet vested under the vesting schedule indicated on the Notice of Stock Option Grant; provided, however, that Optionee shall execute as a condition to such exercise of this Option, the Early Exercise Notice and Restricted Stock Purchase Agreement attached hereto as Exhibit A (the “Early Exercise Agreement”). If Optionee chooses to exercise this Option solely as to Shares which have vested under the vesting schedule indicated on the Notice of Stock Option Grant, Optionee shall complete and execute the form of Exercise Notice and Restricted Stock Purchase Agreement attached hereto as Exhibit B (the “Exercise Agreement”). Notwithstanding the foregoing, the Company may in its discretion prescribe or accept a different form of notice of exercise and/or stock purchase agreement if such forms are otherwise consistent with this Agreement, the Plan and then-applicable law.

                                (ii)     This Option may not be exercised for a fraction of a share.

                                (iii)     In the event of Optionee’s death, disability or other termination of employment or consulting relationship, the exercisability of the Option is governed by Sections 5, 6 and 7 below, subject to the limitation contained in Section 2(a)(iv) below.

                                (iv)     In no event may this Option be exercised after the Expiration Date of this Option as set forth in the Notice of Stock Option Grant.

                      (b)    Method of Exercise. This Option shall be exercisable by execution and delivery of the Early Exercise Agreement or the Exercise Agreement, whichever is applicable, or of any other written notice approved for such purpose by the Company which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. Subject to Section 2(c) below, the written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

        No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares.

                      (c)    Net Issue Exercise.

                                (i)        In lieu of exercising this Option in the manner provided above in Section 2(b), the Optionee may elect to receive shares equal to the value of this Option (or the portion thereof being canceled) by surrender of this Option at the principal office of the Company together with the Early Exercise Agreement or Exercise Agreement, as the case may be, duly executed by such Optionee, in which event the Company shall issue to holder a number of shares of Common Stock computed using the following formula:

X =    Y (A - B)
       A

Where	X = The number of shares of Common Stock to be issued to the Optionee.

Y = The number of shares of Common Stock purchasable under this Option (at the date of such calculation).

A = The Fair Market Value of one share of Common Stock (at the date of such calculation).

B = The Purchase Price (as adjusted to the date of such calculation).

        3.      Method of Payment. Payment of the Exercise Price shall be by cash, check, or any other form approved by the Company), or any other method permitted under the Plan; provided however that the Administrator may refuse to allow Optionee to tender a particular form of payment (other than cash or check) if, in the Administrator’s sole discretion, acceptance of such form of consideration would not be in the best interests of the Company at such time.

        4.      Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

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        5.      Termination of Relationship. In the event of termination of Optionee’s Continuous Status as an Employee or Consultant, Optionee may, to the extent otherwise so entitled at the date of such termination (the “Termination Date”), exercise this Option during the Termination Period set forth in the Notice of Stock Option Grant. To the extent that Optionee was not entitled to exercise this Option at such Termination Date, or if Optionee does not exercise this Option within the Termination Period, the Option shall terminate.

        6.      Disability of Optionee.

                      (a)     Notwithstanding the provisions of Section 5 above, in the event of termination of Optionee’s Continuous Status as an Employee or Consultant as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), Optionee may, but only within twelve months from the Termination Date (but in no event later than the Expiration Date set forth in the Notice of Stock Option Grant and in Section 9 below), exercise this Option to the extent he or she was entitled to exercise it at such Termination Date. To the extent that Optionee was not entitled to exercise the Option on the Termination Date, or if Optionee does not exercise such Option to the extent so entitled within the time specified in this Section 6(a), the Option shall terminate.

                      (b)     Notwithstanding the provisions of Section 5 above, in the event of termination of Optionee’s consulting relationship or Continuous Status as an Employee as a result of a disability not constituting a total and permanent disability (as set forth in Section 22(e)(3) of the Code), Optionee may, but only within six months from the Termination Date (but in no event later than the Expiration Date set forth in the Notice of Stock Option Grant and in Section 9 below), exercise the Option to the extent Optionee was entitled to exercise it as of such Termination Date; provided, however, that if this is an Incentive Stock Option and Optionee fails to exercise this Incentive Stock Option within three months from the Termination Date, this Option will cease to qualify as an Incentive Stock Option (as defined in Section 422 of the Code) and Optionee will be treated for federal income tax purposes as having received ordinary income at the time of such exercise in an amount generally measured by the difference between the Exercise Price for the Shares and the Fair Market Value of the Shares on the date of exercise. To the extent that Optionee was not entitled to exercise the Option at the Termination Date, or if Optionee does not exercise such Option to the extent so entitled within the time specified in this Section 6(b), the Option shall terminate.

        7.      Death of Optionee. In the event of the death of Optionee (a) during the Term of this Option and while an Employee or Consultant of the Company and having been in Continuous Status as an Employee or Consultant since the date of grant of the Option, or (b) within 30 days after Optionee’s Termination Date, the Option may be exercised at any time within six months following the date of death (but in no event later than the Expiration Date set forth in the Notice of Stock Option Grant and in Section 9 below), by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the Termination Date.

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        8.      Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

        9.      Term of Option. This Option may be exercised only within the Term set forth in the Notice of Stock Option Grant, subject to the limitations set forth in Section 6 of the Plan.

        10.      Tax Consequences. Set forth below is a brief summary as of the date of this Option of certain of the federal and state tax consequences of exercise of this Option and disposition of the Shares under the laws in effect as of the Date of Grant. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

                      (a)    Exercise of Incentive Stock Option. If this Option qualifies as an Incentive Stock Option, there will be no regular federal or state income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject Optionee to the alternative minimum tax in the year of exercise.

                      (b)    Exercise of Nonstatutory Stock Option. If this Option does not qualify as an Incentive Stock Option, there may be a regular federal income tax liability and a state income tax liability upon the exercise of the Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price. If Optionee is a current or former employee, the Company may be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

                      (c)    Disposition of Shares. In the case of a Nonstatutory Stock Option, if Shares are held for more than one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal and state income tax purposes. In the case of an Incentive Stock Option, if Shares transferred pursuant to the Option are held for more than one year after exercise and are disposed of at least two years after the Date of Grant, any gain realized on disposition of the Shares will also be treated as long-term capital gain for federal and state income tax purposes. In either case, the long-term capital gain will be taxed for federal income tax and alternative minimum tax purposes at a maximum rate of 20% if the Shares are held more than one year after exercise. If Shares purchased under an Incentive Stock Option are disposed of within one year after exercise or within two years after the Date of Grant, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the difference between the Exercise Price and the lesser of (i) the Fair Market Value of the Shares on the date of exercise, or (ii) the sale price of the Shares.

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                      (d)    Notice of Disqualifying Disposition of Incentive Stock Option Shares. If the Option granted to Optionee herein is an Incentive Stock Option, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the Incentive Stock Option on or before the later of (i) the date two years after the Date of Grant, or (ii) the date one year after the date of exercise, Optionee shall immediately notify the Company in writing of such disposition. Optionee acknowledges and agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized by Optionee from the early disposition by payment in cash or out of the current earnings paid to Optionee.

        11.      Withholding Tax Obligations.

                      (a)    General Withholding Obligations. As a condition to the exercise of Option granted hereunder, Optionee shall make such arrangements as the Administrator may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the exercise, receipt or vesting of the Option. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied. Optionee understands that, upon exercising a Nonstatutory Stock Option, he or she will recognize income for tax purposes in an amount equal to the excess of the then Fair Market Value of the Shares over the Exercise Price. If Optionee is an employee, the Company will be required to withhold from Optionee’s compensation, or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income. Additionally, Optionee may at some point be required to satisfy tax withholding obligations with respect to the disqualifying disposition of an Incentive Stock Option. Optionee shall satisfy his or her tax withholding obligation arising upon the exercise of this Option by one or some combination of the following methods: (i) by cash or check payment, (ii) out of Optionee’s current compensation, (iii) if permitted by the Administrator, in its discretion, by surrendering to the Company Shares which (A) in the case of Shares previously acquired from the Company, have been owned by Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value determined as of the applicable Tax Date (as defined in Section 11(c) below) on the date of surrender equal to the amount required to be withheld, or (iv) by electing to have the Company withhold from the Shares to be issued upon exercise of the Option, or the Shares to be issued in connection with the Stock Purchase Right, if any, that number of Shares having a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld.

                      (b)    Stock Withholding to Satisfy Withholding Tax Obligations. In the event the Administrator allows Optionee to satisfy his or her tax withholding obligations as provided in Section 11(a)(iii) or (iv) above, such satisfaction must comply with the requirements of this Section (11)(b) and all applicable laws. All elections by Optionee to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

                             (i)     the election must be made on or prior to the applicable Tax Date (as defined in Section 11(c) below);

                             (ii)     once made, the election shall be irrevocable as to the particular Shares of the Option as to which the election is made; and

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                             (iii)     all elections shall be subject to the consent or disapproval of the Administrator.

        In the event the election to have Shares withheld is made by Optionee and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, Optionee shall receive the full number of Shares with respect to which the Option is exercised but Optionee shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

                      (c)    Definitions. For purposes of this Section 11, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Laws (the “Tax Date”).

        12.      Market Standoff Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such underwritten offering of the Company’s securities, Optionee agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

[Signature Page Follows]

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        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

AURIGA LABORATORIES, INC.
By:/s/ Philip S. Pesin
Name: Philip S. Pesin
Title: Chief Executive Officer

        OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE OPTION HEREOF IS EARNED ONLY BY CONTINUING CONSULTANCY OR EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE COMPANY’S STOCK OPTION PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR CONSULTANCY BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE.

        Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option.

Dated: 3/2/2007	/s/ Alan Roberts
Signature

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EXHIBIT A

AURIGA LABORATORIES, INC.

2007 Stock Option Plan
EARLY EXERCISE NOTICE AND RESTRICTED STOCK PURCHASE AGREEMENT

        This Agreement (“Agreement”) is made as of __________________________, by and between Auriga Laboratories, Inc., a Delaware corporation (the “Company”), and __________________________________ (“Purchaser”). To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning ascribed to them in the 2007 Stock Option Plan.

        1.      Exercise of Option. Subject to the terms and conditions hereof, Purchaser hereby elects to exercise his or her option to purchase _________________ shares of the Common Stock (the “Shares”) of the Company under and pursuant to the Company’s 2007 Stock Option Plan (the “Plan”) and the Stock Option Agreement dated _________________ (the “Option Agreement”). Of these Shares, Purchaser has elected to purchase _________________ of those Shares which have become vested as of the date hereof under the Vesting Schedule set forth in the Notice of Stock Option Grant (the “Vested Shares”) and ____________ Shares which have not yet vested under such Vesting Schedule (the “Unvested Shares”). The purchase price for the Shares shall be $____________ per Share for a total purchase price of $_______________, which amount shall be paid for by a check in the amount of $____________. The term “Shares” refers to the purchased Shares and all securities received in replacement of the Shares or as stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Purchaser is entitled by reason of Purchaser’s ownership of the Shares.

        2.      Time and Place of Exercise. The purchase and sale of the Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution and delivery of this Agreement in accordance with the provisions of Section 2(b) of the Option Agreement. On such date, the Company will deliver to Purchaser a certificate representing the Shares to be purchased by Purchaser (which shall be issued in Purchaser’s name) against payment of the purchase price therefor by Purchaser by (a) check made payable to the Company, (b) cancellation of indebtedness of the Company to Purchaser, (c) delivery of shares of the Common Stock of the Company in accordance with Section 3 of the Option Agreement, or (d) a combination of the foregoing.

        3.      Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, Purchaser shall not assign, encumber or dispose of any interest in the Shares while the Shares are subject to the Company’s Repurchase Option (as defined below). After any Shares have been released from such Repurchase Option, Purchaser shall not assign, encumber or dispose of any interest in such Shares except in compliance with the provisions below and applicable securities laws.

                  (a)      Repurchase Option.

                            (i)     In the event of the voluntary or involuntary termination of Purchaser’s employment or consulting relationship with the Company for any reason (including death or disability), with or without cause, the Company shall upon the date of such termination (the “Termination Date”) have an irrevocable, exclusive option (the “Repurchase Option”) for a period of 90 days from such date to repurchase all or any portion of the Shares held by Purchaser as of the Termination Date which have not yet been released from the Company’s Repurchase Option at the original purchase price per Share specified in Section 1 (adjusted for any stock splits, stock dividends and the like).

                            (ii)     Unless the Company notifies Purchaser within 90 days from the date of termination of Purchaser’s employment or consulting relationship that it does not intend to exercise its Repurchase Option with respect to some or all of the Shares, the Repurchase Option shall be deemed automatically exercised by the Company as of the 90th day following such termination, provided that the Company may notify Purchaser that it is exercising its Repurchase Option as of a date prior to such 90th day. Unless Purchaser is otherwise notified by the Company pursuant to the preceding sentence that the Company does not intend to exercise its Repurchase Option as to some or all of the Shares to which it applies at the time of termination, execution of this Agreement by Purchaser constitutes written notice to Purchaser of the Company’s intention to exercise its Repurchase Option with respect to all Shares to which such Repurchase Option applies. The Company, at its choice, may satisfy its payment obligation to Purchaser with respect to exercise of the Repurchase Option by either (A) delivering a check to Purchaser in the amount of the purchase price for the Shares being repurchased, or (B) in the event Purchaser is indebted to the Company, canceling an amount of such indebtedness equal to the purchase price for the Shares being repurchased, or (C) by a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such purchase price. In the event of any deemed automatic exercise of the Repurchase Option pursuant to this Section 3(a)(ii) in which Purchaser is indebted to the Company, such indebtedness equal to the purchase price of the Shares being repurchased shall be deemed automatically canceled as of the 90th day following termination of Purchaser’s employment or consulting relationship unless the Company otherwise satisfies its payment obligations. As a result of any repurchase of Shares pursuant to this Section 3(a), the Company shall become the legal and beneficial owner of the Shares being repurchased and shall have all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Shares being repurchased by the Company, without further action by Purchaser.

                            (iii)     One hundred percent (100%) of the Shares shall initially be subject to the Repurchase Option. The Unvested Shares shall be released from the Repurchase Option in accordance with the Vesting Schedule set forth in the Notice of Stock Option Grant until all Shares are released from the Repurchase Option. Fractional shares shall be rounded to the nearest whole share.

                  (b)    Right of First Refusal. Before any Shares held by Purchaser or any transferee of Purchaser (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 3(b) (the “Right of First Refusal”).

                            (i)    Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the terms and conditions of each proposed sale or transfer. The Holder shall offer the Shares at the same price (the “Offered Price”) and upon the same terms (or terms as similar as reasonably possible) to the Company or its assignee(s).

                            (ii)    Exercise of Right of First Refusal. At any time within 30 days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (iii) below.

                            (iii)    Purchase Price. The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section 3(b) shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

                            (iv)    Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), by net exercise pursuant to Section 2(c) of the Option Agreement, or by any combination thereof within 30 days after receipt of the Notice or in the manner and at the times set forth in the Notice.

                            (v)    Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 3(b), then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 60 days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section 3 shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, or if the Holder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

                            (vi)    Exception for Certain Family Transfers. Anything to the contrary contained in this Section 3(b) notwithstanding, the transfer of any or all of the Shares during Purchaser’s lifetime or on Purchaser’s death by will or intestacy to Purchaser’s Immediate Family (as defined below) or a trust for the benefit of Purchaser’s Immediate Family shall be exempt from the provisions of this Section 3(b). “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 3.

                  (c)      Involuntary Transfer.

                            (i)    Company’s Right to Purchase upon Involuntary Transfer. In the event, at any time after the date of this Agreement, of any transfer by operation of law or other involuntary transfer (including divorce or death, but excluding, in the event of death, a transfer to Immediate Family as set forth in Section 3(b)(vi) above) of all or a portion of the Shares by the record holder thereof, the Company shall have the right to purchase all of the Shares transferred at the greater of the purchase price paid by Purchaser pursuant to this Agreement or the Fair Market Value of the Shares on the date of transfer. Upon such a transfer, the person acquiring the Shares shall promptly notify the Secretary of the Company of such transfer. The right to purchase such Shares shall be provided to the Company for a period of 30 days following receipt by the Company of written notice by the person acquiring the Shares.

                            (ii)    Price for Involuntary Transfer. With respect to any stock to be transferred pursuant to Section 3(c)(i), the price per Share shall be a price set by the Board of Directors of the Company that will reflect the current value of the stock in terms of present earnings and future prospects of the Company. The Company shall notify Purchaser or his or her executor of the price so determined within 30 days after receipt by it of written notice of the transfer or proposed transfer of Shares. However, if the Purchaser does not agree with the valuation as determined by the Board of Directors of the Company, the Purchaser shall be entitled to have the valuation determined by an independent appraiser to be mutually agreed upon by the Company and the Purchaser and whose fees shall be borne equally by the Company and the Purchaser.

                  (d)      Assignment. The right of the Company to purchase any part of the Shares may be assigned in whole or in part to any shareholder or shareholders of the Company or other persons or organizations.

                  (e)      Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement, including, insofar as applicable, the Repurchase Option. In the event of any purchase by the Company hereunder where the Shares or interest are held by a transferee, the transferee shall be obligated, if requested by the Company, to transfer the Shares or interest to the Purchaser for consideration equal to the amount to be paid by the Company hereunder. In the event the Repurchase Option is deemed exercised by the Company pursuant to Section 3(a)(ii) hereof, the Company may deem any transferee to have transferred the Shares or interest to Purchaser prior to their purchase by the Company, and payment of the purchase price by the Company to such transferee shall be deemed to satisfy Purchaser’s obligation to pay such transferee for such Shares or interest, and also to satisfy the Company’s obligation to pay Purchaser for such Shares or interest. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

                  (f)      Termination of Rights. The Right of First Refusal and the Company’s right to repurchase the Shares in the event of an involuntary transfer pursuant to Section 3(c) above shall terminate upon the listing of Common Stock of the Company on a national exchange.

                  (g)      Market Standoff Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such underwritten offering of the Company’s securities, Purchaser agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

        4.      Escrow of Unvested Shares. For purposes of facilitating the enforcement of the provisions of Section 3 above, Purchaser agrees, immediately upon receipt of the certificate(s) for the Shares subject to the Repurchase Option, to deliver such certificate(s), together with an Assignment Separate from Certificate in the form attached to this Agreement as Attachment A executed by Purchaser and by Purchaser’s spouse (if required for transfer), in blank, to the Secretary of the Company, or the Secretary’s designee, to hold such certificate(s) and Assignment Separate from Certificate in escrow and to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms of this Agreement. Purchaser hereby acknowledges that the Secretary of the Company, or the Secretary’s designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Purchaser agrees that said escrow holder shall not be liable to any party hereof (or to any other party). The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Purchaser agrees that if the Secretary of the Company, or the Secretary’s designee, resigns as escrow holder for any or no reason, the Board of Directors of the Company shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement.

        5.      Investment and Taxation Representations. In connection with the purchase of the Shares, Purchaser represents to the Company the following:

                  (a)       Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser is purchasing the Shares for investment for his or her own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act. Purchaser does not have any present intention to transfer the Shares to any other person or entity.

                  (b)       Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

                  (c)       Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

                  (d)       Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

        6.      Restrictive Legends and Stop-Transfer Orders.

                  (a)      Legends. The certificate or certificates representing the Shares shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

                            (i)     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

                            (ii)     THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

                  (b)      Stop-Transfer Notices. Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

                  (c)      Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

                  (d)      Removal of Legend. When all of the following events have occurred, the Shares then held by Purchaser will no longer be subject to the legend referred to in Section 6(a)(ii): (i) the termination of the Right of First Refusal; (ii) the expiration or termination of the market standoff provisions of Section 3(g) (and of any agreement entered pursuant to Section 3(g)); and (iii) the expiration or exercise in full of the Repurchase Option. After such time, and upon Purchaser’s request, a new certificate or certificates representing the Shares not repurchased shall be issued without the legend referred to in Section 6(a)(ii), and delivered to Purchaser.

        7.      No Employment Rights. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Purchaser’s employment or consulting relationship, for any reason, with or without cause.

        8.      Section 83(b) Election. Purchaser understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income for a Nonstatutory Stock Option and as alternative minimum taxable income for an Incentive Stock Option the difference between the amount paid for the Shares and the Fair Market Value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” means the right of the Company to buy back the Shares pursuant to the Repurchase Option set forth in Section 3(a) of this Agreement. Purchaser understands that Purchaser may elect to be taxed at the time the Shares are purchased, rather than when and as the Repurchase Option expires, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within 30 days from the date of purchase. Even if the Fair Market Value of the Shares at the time of the execution of this Agreement equals the amount paid for the Shares, the election must be made to avoid income and alternative minimum tax treatment under Section 83(a) in the future. Purchaser understands that failure to file such an election in a timely manner may result in adverse tax consequences for Purchaser. Purchaser further understands that an additional copy of such election form should be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Purchaser acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Shares hereunder, and does not purport to be complete. Purchaser further acknowledges that the Company has directed Purchaser to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Purchaser may reside, and the tax consequences of Purchaser’s death.

        Purchaser agrees that he or she will execute and deliver to the Company with this executed Agreement a copy of the Acknowledgment and Statement of Decision Regarding Section 83(b) Election (the “Acknowledgment”) attached hereto as Attachment B. Purchaser further agrees that he or she will execute and submit with the Acknowledgment a copy of the 83(b) Election attached hereto as Attachment C (for tax purposes in connection with the early exercise of an option) if Purchaser has indicated in the Acknowledgment his or her decision to make such an election.

        9.       Miscellaneous.

                  (a)      Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of law.

                  (b)      Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

                  (c)      Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

                  (d)      Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

                  (e)      Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

                  (f)      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  (g)      Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

                  (h)      Georgia Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF GEORGIA, OR ANY OTHER STATE, AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

                  (i)      California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE DEPARTMENT OF CORPORATIONS OF THE STATE OF CALIFORNIA, OR ANY OTHER STATE, AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

[Signature Page Follows]

        The parties have executed this Agreement as of the date first set forth above.

COMPANY:
AURIGA LABORATORIES, INC.
By:________________________
Name:______________________
Title:_______________________
Address: 2029 Century Park East, Suite 1130
Los Angeles, CA 90067
PURCHASER:
___________________________
Signature
___________________________
Print Name
___________________________
Address
___________________________
Address

ATTACHMENT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

        FOR VALUE RECEIVED and pursuant to that certain Early Exercise Notice and Restricted Stock Purchase Agreement between the undersigned (“Purchaser”) and Auriga Laboratories, Inc. (the “Company”) dated _______________, ____ (the “Agreement”), Purchaser hereby sells, assigns and transfers unto the Company _________________________________ (________) shares of the Common Stock of the Company, standing in Purchaser’s name on the books of the Company and represented by Certificate No. ____, and does hereby irrevocably constitute and appoint ________________________________________________ to transfer said stock on the books of the Company with full power of substitution in the premises. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND THE ATTACHMENTS THERETO.

Dated: ______________________

Signature:
______________________________
Signature
______________________________
Print Name

Instruction: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its Repurchase Option set forth in the Agreement without requiring additional signatures on the part of Purchaser.

A-A-1

ATTACHMENT B

ACKNOWLEDGMENT AND STATEMENT OF DECISION
REGARDING SECTION 83(b) ELECTION

        The undersigned (which term includes the undersigned’s spouse), a purchaser of ___________ shares of Common Stock of Auriga Laboratories, Inc., a Delaware corporation (the “Company”) by exercise of an option (the “Option”) granted pursuant to the Company’s 2007 Stock Option Plan (the “Plan”), hereby states as follows:

        1.         The undersigned acknowledges receipt of a copy of the Plan relating to the offering of such shares. The undersigned has carefully reviewed the Plan and the option agreement pursuant to which the Option was granted.

        2.         The undersigned either [check and complete as applicable]:

(a) ____	has consulted, and has been fully advised by, the undersigned’s own tax advisor, _____________________________________, whose business address is ______________________________, regarding the federal, state and local tax consequences of purchasing shares under the Plan, and particularly regarding the advisability of making elections pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and pursuant to the corresponding provisions, if any, of applicable state law; or

(b) ____	has knowingly chosen not to consult such a tax advisor.

        3.        The undersigned hereby states that the undersigned has decided [check as applicable]:

(a) ____	to make an election pursuant to Section 83(b) of the Code, and is submitting to the Company, together with the undersigned’s executed Early Exercise Notice and Restricted Stock Purchase Agreement, an executed form entitled “Election Under Section 83(b) of the Internal Revenue Code of 1986;” or

(b) ____	not to make an election pursuant to Section 83(b) of the Code.

        4.        Neither the Company nor any subsidiary or representative of the Company has made any warranty or representation to the undersigned with respect to the tax consequences of the undersigned’s purchase of shares under the Plan or of the making or failure to make an election pursuant to Section 83(b) of the Code or the corresponding provisions, if any, of applicable state law.

Date:____________________________________	____________________________________________
Signature

A-B-1

ATTACHMENT C

ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE OF 1986

        The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code, to include in taxpayer’s gross income or alternative minimum taxable income, as applicable, for the current taxable year, the amount of any income that may be taxable to taxpayer in connection with taxpayer’s receipt of the property described below:

        1.     The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME OF TAXPAYER: _________________________________

ADDRESS: ________________________________________

IDENTIFICATION NO. OF TAXPAYER: ___________________

TAXABLE YEAR: __________

        2.     The property with respect to which the election is made is described as follows:

_________________ shares of the Common Stock of Auriga Laboratories, Inc., a Delaware corporation (the “Company”).

        3.     The date on which the property was transferred is: _______________

        4.     The property is subject to the following restrictions:

Repurchase option at cost in favor of the Company upon termination of taxpayer’s employment or consulting relationship.

        5.     The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $____________________

The amount (if any) paid for such property: $____________________

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated:____________________________________	____________________________________________
Signature

A-C-1

RECEIPT AND CONSENT

        The undersigned hereby acknowledges receipt of a photocopy of Certificate No. ______ for __________________ shares of Common Stock of Auriga Laboratories, Inc. (the “Company”).

        The undersigned further acknowledges that the Secretary of the Company, or his or her designee, is acting as escrow holder pursuant to the Early Exercise Notice and Restricted Stock Purchase Agreement Purchaser has previously entered into with the Company. As escrow holder, the Secretary of the Company, or his or her designee, holds the original of the aforementioned certificate issued in the undersigned’s name.

Dated:____________________________________	____________________________________________
Name:

EXHIBIT B

AURIGA LABORATORIES, INC.

2007 Stock Option Plan
EXERCISE NOTICE AND RESTRICTED STOCK PURCHASE AGREEMENT

        This Agreement (“Agreement”) is made as of ______________, by and between Auriga Laboratories, Inc., a Delaware corporation (the “Company”), and ____________ (“Purchaser”). To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning ascribed to them in the 2007 Stock Option Plan.

        1.    Exercise of Option. Subject to the terms and conditions hereof, Purchaser hereby elects to exercise his or her option to purchase __________ shares of the Common Stock (the “Shares”) of the Company under and pursuant to the Company’s 2007 Stock Option Plan (the “Plan”) and the Stock Option Agreement dated ______________, (the “Option Agreement”). The purchase price for the Shares shall be $_________ per Share for a total purchase price of $_______________. The term “Shares” refers to the purchased Shares and all securities received in replacement of the Shares or as stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Purchaser is entitled by reason of Purchaser’s ownership of the Shares.

        2.    Time and Place of Exercise. The purchase and sale of the Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution and delivery of this Agreement in accordance with the provisions of Section 2(b) of the Option Agreement. On such date, the Company will deliver to Purchaser a certificate representing the Shares to be purchased by Purchaser (which shall be issued in Purchaser’s name) against payment of the purchase price therefor by Purchaser by (a) check made payable to the Company, (b) cancellation of indebtedness of the Company to Purchaser, (c) delivery of shares of the Common Stock of the Company in accordance with Section 3 of the Option Agreement, or (d) a combination of the foregoing.

        3.    Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, Purchaser shall not assign, encumber or dispose of any interest in the Shares except in compliance with the provisions below and applicable securities laws.

            (a)    Right of First Refusal. Before any Shares held by Purchaser or any transferee of Purchaser (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 3(a) (the “Right of First Refusal”).

                 (i)    Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the terms and conditions of each proposed sale or transfer. The Holder shall offer the Shares at the same price (the “Offered Price”) and upon the same terms (or terms as similar as reasonably possible) to the Company or its assignee(s).

                (ii)    Exercise of Right of First Refusal. At any time within 30 days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (iii) below.

                (iii)    Purchase Price. The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section 3(a) shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

                (iv)    Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), by net exercise pursuant to Section 2(c) of the Option Agreement, or by any combination thereof within 30 days after receipt of the Notice or in the manner and at the times set forth in the Notice.

                (v)    Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 3(a), then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 60 days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section 3 shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, or if the Holder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

                (vi)    Exception for Certain Family Transfers. Anything to the contrary contained in this Section 3(a) notwithstanding, the transfer of any or all of the Shares during Purchaser’s lifetime or on Purchaser’s death by will or intestacy to Purchaser’s Immediate Family (as defined below) or a trust for the benefit of Purchaser’s Immediate Family shall be exempt from the provisions of this Section 3(a). “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section, and there shall be no further transfer of such Shares except in accordance with the terms of this Section 3.

            (b)    Involuntary Transfer.

                (i)    Company’s Right to Purchase upon Involuntary Transfer. In the event, at any time after the date of this Agreement, of any transfer by operation of law or other involuntary transfer (including divorce or death, but excluding, in the event of death, a transfer to Immediate Family as set forth in Section 3(a)(vi) above) of all or a portion of the Shares by the record holder thereof, the Company shall have the right to purchase all of the Shares transferred at the greater of the purchase price paid by Purchaser pursuant to this Agreement or the Fair Market Value of the Shares on the date of transfer. Upon such a transfer, the person acquiring the Shares shall promptly notify the Secretary of the Company of such transfer. The right to purchase such Shares shall be provided to the Company for a period of 30 days following receipt by the Company of written notice by the person acquiring the Shares.

                (ii)    Price for Involuntary Transfer. With respect to any stock to be transferred pursuant to Section 3(b)(i), the price per Share shall be a price set by the Board of Directors of the Company that will reflect the current value of the stock in terms of present earnings and future prospects of the Company. The Company shall notify Purchaser or his or her executor of the price so determined within 30 days after receipt by it of written notice of the transfer or proposed transfer of Shares. However, if the Purchaser does not agree with the valuation as determined by the Board of Directors of the Company, the Purchaser shall be entitled to have the valuation determined by an independent appraiser to be mutually agreed upon by the Company and the Purchaser and whose fees shall be borne equally by the Company and the Purchaser.

            (c)    Assignment. The right of the Company to purchase any part of the Shares may be assigned in whole or in part to any shareholder or shareholders of the Company or other persons or organizations.

            (d)    Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

            (e)    Termination of Rights. The Right of First Refusal and the Company’s right to repurchase the Shares in the event of an involuntary transfer pursuant to Section 3(b) above shall terminate upon the listing of Common Stock of the Company on a national exchange.

            (f)    Market Standoff Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such underwritten offering of the Company’s securities, Purchaser agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

        4.    Investment and Taxation Representations. In connection with the purchase of the Shares, Purchaser represents to the Company the following:

            (a)     Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser is purchasing the Shares for investment for his or her own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

            (b)     Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

            (c)     Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

            (d)     Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

        5.    Restrictive Legends and Stop-Transfer Orders.

            (a)    Legends. The certificate or certificates representing the Shares shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

                (i)     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

                (ii)     THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

            (b)    Stop-Transfer Notices. Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

            (c)    Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

            (d)    Removal of Legend. When all of the following events have occurred, the Shares then held by Purchaser will no longer be subject to the legend referred to in Section 5(a)(ii): (i) the termination of the Right of First Refusal; and (ii) the expiration or termination of the market standoff provisions of Section 3(f) (and of any agreement entered pursuant to Section 3(f)). After such time, and upon Purchaser’s request, a new certificate or certificates representing the Shares not repurchased shall be issued without the legend referred to in Section 5(a)(ii), and delivered to Purchaser.

        6.    No Employment Rights. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Purchaser’s employment or consulting relationship, for any reason, with or without cause.

        7.    Miscellaneous.

            (a)    Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of law.

            (b)    Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

            (c)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

            (d)    Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

            (e)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

            (f)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

            (g)    Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

            (h)    Georgia Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF GEORGIA, OR ANY OTHER STATE, AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

            (i)    California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE DEPARTMENT OF CORPORATIONS OF THE STATE OF CALIFORNIA, OR ANY OTHER STATE, AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

[Signature Page Follows]

        The parties have executed this Agreement as of the date first set forth above.

COMPANY:

AURIGA LABORATORIES, INC.

By:______________________________________

Name:____________________________________

Title:_____________________________________

Address:	2029 Century Park East, Suite 1130 Los Angeles, CA 90067

PURCHASER:

_________________________________________ Signature

_________________________________________ Print Name

_________________________________________ Address

_________________________________________ Address

RECEIPT

        Auriga Laboratories, Inc. (the “Company”) hereby acknowledges receipt of (check as applicable):

_____	A check in the amount of $__________

_____	The cancellation of indebtedness in the amount of $__________

_____	______ shares of (or cancellation of the right to exercise) the Company's Common Stock with a fair market value of $__________

given by ____________ as consideration for Certificate No. ______ for ___________ shares of Common Stock of the Company.

Dated:__________________________

AURIGA LABORATORIES, INC.
By:_____________________________________
Name:
Title:

INDEMNIFICATION AGREEMENT

        THIS AGREEMENT (the “Agreement”) is made effective as of March 5, 2007, between Auriga Laboratories, Inc., a Delaware corporation (“the Company”), and Alan Roberts (“Indemnitee”).

        WITNESSETH THAT:

        WHEREAS, Indemnitee performs a valuable service for the Company; and

        WHEREAS, the Board of Directors of the Company has adopted Bylaws (the “Bylaws”) providing for the indemnification of the officers and directors of the Company to the maximum extent authorized by law (“Law”); and

        WHEREAS, the Bylaws and the Law, by their nonexclusive nature, permit contracts between the Company and the officers or directors of the Company with respect to indemnification of such officers or directors; and

        WHEREAS, in accordance with the authorization as provided by the Law, the Company may purchase and maintain a policy or policies of directors’ and officers’ liability insurance (“D & O Insurance”), covering certain liabilities which may be incurred by its officers or directors in the performance of their obligations to the Company;

        NOW, THEREFORE, in consideration of Indemnitee’s service as an officer or director after the date hereof, the parties hereto agree as follows:

    A.           Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify Indemnitee to the full extent authorized or permitted by the provisions of the Law, as such may be amended from time to time, and the Company’s Bylaws, as such may be amended. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

    1.           Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of his Corporate Status (as hereinafter defined), he is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him, or on his behalf, in connection with such Proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful.

    2.           Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by him, or on his behalf, in connection with such Proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that a state court shall determine that such indemnification may be made.

    3.           Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

    B.           Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful under Delaware law.

    C.           Contribution in the Event of Joint Liability.

    1.            Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

    2.            Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the Law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

    3.            The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

    D.           Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

    E.           Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within ten (10) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free. Notwithstanding the foregoing, the obligation of the Company to advance Expenses pursuant to this Section 5 shall be subject to the condition that, if, when and to the extent that the Company determines that Indemnitee would not be permitted to be indemnified under applicable law, the Company shall be entitled to be reimbursed, within thirty (30) days of such determination, by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Company that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any advance of Expenses until a final judicial determination is made with respect thereto (and as to which all rights of appeal therefrom have been exhausted or lapsed).

    F.           Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the Law and public policy of the State of Delaware. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

    1.            To obtain indemnification (including, but not limited to, the advancement of Expenses and contribution by the Company) under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

    2.            Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following three methods, which shall be at the election of Indemnitee: (1) by a majority vote of the disinterested directors, even though less than a quorum, (2) by independent legal counsel in a written opinion or (3) by the stockholders.

    3.            If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by Indemnitee (unless Indemnitee requests that such selection be made by the Board of Directors). Indemnitee or the Company, as the case may be, may, within 10 days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 13 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition a Delaware state court or other court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

    4.            In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

    5.            Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise (as hereinafter defined) in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

    6.                   If the person, persons or entity empowered or selected under Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty (30) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 30-day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(g) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board of Directors or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

    7.            Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board of Directors or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

    8.            The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

    G.           Remedies of Indemnitee.

    1.            In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification. Indemnitee shall commence such proceeding seeking an adjudication within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company shall not oppose Indemnitee’s right to seek any such adjudication.

    2.            In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b).

    3.             If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent a prohibition of such indemnification under applicable law.

    4.            In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on his behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 13 of this Agreement) actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

    5.            The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement.

    H.           Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

    1.            The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the certificate of incorporation of the Company, the Bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the Law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

2. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies.

3. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

4. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

    I.           Exception to Right of Indemnification. Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification under this Agreement with respect to any Proceeding brought by Indemnitee, or any claim therein, unless (a) the bringing of such Proceeding or making of such claim shall have been approved by the Board of Directors of the Company or (b) such Proceeding is being brought by Indemnitee to assert, interpret or enforce his rights under this Agreement.

    J.           Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of his Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.

    K.           Security. To the extent requested by Indemnitee and approved by the Board of Directors of the Company, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

    L.           Enforcement.

    1.            The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.

    2.            This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

    M.           Definitions. For purposes of this Agreement:

    1.            “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

2. “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

    3.            “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.

    4.            “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding.

    5.            “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

    6.            “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was an officer or director of the Company, by reason of any action taken by him or of any inaction on his part while acting as an officer or director of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other Enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce his rights under this Agreement.

    N.           Severability. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable laws. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

    O.           Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

    P.           Notice By Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

    Q.           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

1. If to Indemnitee, to the address set forth below Indemnitee signature hereto.

If to the Company, to:

Auriga Laboratories, Inc. 2029 Century Park East, Suite 1130 Los Angeles, CA 90067 Attn: Chief Financial Officer

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

    R.           Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

    S.           Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

    T.           Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without application of the conflict of laws principles thereof.

    U.           Gender. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on March 2nd, 2007.

AURIGA LABORATORIES, INC.

By: /s/ Philip S. Pesin

Name: Philip S. Pesin

Title: Chief Executive Officer

INDEMNITEE

/s/ Alan Roberts

Name: Alan Roberts

Address:

Auriga Laboratories Promotes Alan Roberts to Chief
Scientific Officer

Roberts to Lead Development Effort as Auriga Bolsters Product Portfolio

NORCROSS, Ga. — March 5, 2007 — Auriga Laboratories, Inc. (OTCBB: ARGA), a specialty pharmaceutical company with products for the treatment of acute respiratory diseases, dermatological conditions, and xerostomia, announced that it has promoted its senior vice president of scientific affairs, Alan Roberts, to the position of chief scientific officer.

Roberts will apply to this key position 18 years of experience spanning various technical disciplines of the pharmaceutical industry. He has built an impressive record of accomplishment in regulatory affairs, research and development, manufacturing, and the technical analysis of pharmaceutical product acquisitions. As a member of Auriga’s senior management team, he has been instrumental in developing these areas for Auriga and supporting the company’s rapid growth.

“Filling this very important position of chief scientific officer is one of the keys to Auriga’s continued successful execution,” said Philip S. Pesin, Auriga’s CEO. “Alan will continue to lead the technical disciplines of our business, but will have a heightened focus on the development and launch of a number of major products Auriga plans to roll out over the next 12 to 18 months. Given Alan’s experience, we are confident he and his team will deliver outstanding results.”

Commented Roberts, “I am excited and honored by this tremendous opportunity. Our vision is clear, our plan is sound, and best of all, Auriga is blessed with talented, passionate people driven to execute.”

Prior to Auriga, Roberts served as vice president of global manufacturing and development, and vice president of scientific affairs for Sciele Pharma, Inc., a NASDAQ-traded company (formerly known as First Horizon Pharmaceutical Corp.). At Sciele he established the regulatory, technical, and development environments.

Before Sciele, Roberts served as vice president of research and development for Mikart, Inc., a private pharmaceutical contract manufacturer, where he was instrumental in establishing the development program and achieving FDA application approvals. Roberts has also held management positions in regulatory and development with Solvay Pharmaceuticals, Inc. and the Medical University of South Carolina’s Pharmaceutical Development Center, respectively. He holds a B.S. in Microbiology from Clemson University.

About Auriga Laboratories™

Auriga Laboratories is a specialty pharmaceutical company capitalizing on high-revenue markets and opportunities in the pharmaceutical industry through proactive sales, integrated marketing, and advanced in-house drug development capabilities. The company’s high-growth business model combines acquisition of proven brand names, powerful product development strategies and rapidly-growing national sales teams and marketing operations. Auriga acquires valuable brand portfolios that are no longer a strategic focus for large pharmaceutical companies, then capitalizes on untapped marketplace opportunities through brand extension and directed sales/marketing programs. The company’s drug-development pipeline leverages novel material science and advanced drug delivery technologies to produce improved formulations of successful brands to further expand markets, sales and clinical indications for proven, successful products. Auriga’s exclusive prescription product portfolio currently includes Aquoral™ for the treatment of xerostomia, Akurza™ and Xyralid™ dermatology products, and the Zinx™, Extendryl®, and Levall® families of products for relief of symptoms associated with a range of acute respiratory diseases. For more information, visit: www.aurigalabs.com.

Forward-Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to the company’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the company’s control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to its operations, results of operations, growth strategy and liquidity. The company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding the company’s ability to increase its sales force and the success of such sales force in selling its products in light of competitive and other factors, the regulatory status and/or regulatory compliance of its products, the company’s ability to secure additional financing, its ability to sustain market acceptance for its products, its dependence on collaborators, the company’s ability to find and execute strategic transactions, its potential exposure to litigation, the company’s exposure to product liability claims, and the company’s prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

Investor Relations Contact:
Liolios Group, Inc.
Ron Both
949-574-3860
ron@liolios.com